EXHIBIT 7

Consolidated Report of Condition of
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
of 400 South Hope Street, Suite 500, Los Angeles, CA 90071

At the close of business December 31, 2017, published in accordance with Federal regulatory authority instructions.

ASSETS		Dollar amounts in thousands

Cash and balances due from
depository institutions:
Noninterest-bearing balances
and currency and coin		4,247
Interest-bearing balances		533,579
Securities:
Held-to-maturity securities		0
Available-for-sale securities		542,018
Federal funds sold and securities
purchased under agreements to resell:
Federal funds sold		0
Securities purchased under agreements to resell		0
Loans and lease financing receivables:
Loans and leases held for sale		0
Loans and leases,
held for investment	0
LESS: Allowance for loan and
lease losses	0
Loans and leases held for investment,
net of allowance	0
Trading assets		0
Premises and fixed assets (including
capitalized leases)		10,756
Other real estate owned		0
Investments in unconsolidated
subsidiaries and associated
companies		0
Direct and indirect investments in real estate ventures		0
Intangible assets:
Goodwill		856,313
Other intangible assets		24,347
Other assets		121,741
Total assets		$2,093,001

LIABILITIES

Deposits:
In domestic offices		602
Noninterest-bearing	602
Interest-bearing	0
Not applicable
Federal funds purchased and securities
sold under agreements to repurchase:
Federal funds purchased		0
Securities sold under agreements to repurchase		0
Trading liabilities		0
Other borrowed money:
(includes mortgage indebtedness
and obligations under capitalized
leases)		0
Not applicable
Not applicable
Subordinated notes and debentures		0
Other liabilities		222,312
Total liabilities		222,914
Not applicable

EQUITY CAPITAL

Perpetual preferred stock and related surplus		0
Common stock		1,000
Surplus (exclude all surplus related to preferred stock)		1,123,124
Not available
Retained earnings		747,028
Accumulated other comprehensive income		-1,065
Other equity capital components		0
Not available
Total bank equity capital		1,870,087
Noncontrolling (minority) interests in consolidated subsidiaries		0
Total equity capital		1,870,087
Total liabilities and equity capital		2,093,001

I, Matthew J. McNulty, CFO of the above-named bank do hereby declare that the Reports of Condition and Income (including the supporting schedules) for this report date have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true to the best of my knowledge and belief.

Matthew J. McNulty     )    CFO

We, the undersigned directors (trustees), attest to the correctness of the Report of Condition (including the supporting schedules) for this report date and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Antonio I. Portuondo, President )
William D. Lindelof, Director    )    Directors (Trustees)
Alphonse J. Briand, Director    )

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